TOYOTA
LEASING THAILAND *Simply Your Day*

NetSol Technologies (Pvt.) Ltd.
NetSol IT Village, NetSol Avenue, Ghazi Road
Lahore Cantt. 54792, Pakistan

Proposal

June 21st, 2007.

We are pleased to submit the proposal of working area between Toyota Leasing (Thailand) Co., Ltd. and NetSol Technologies (Pvt.) Ltd.

Toyota Leasing (Thailand) Co., Ltd. would provide the facilities as following :

- 87 sq.m. of working area at Abdulrahim Place floor 19th which NetSol will use for supporting Toyota Leasing (Thailand) Co.,Ltd., for implementation and maintenance of Leasesoft Software.
- Appropriate furniture
- Cleaning, electricity, and water supply

NetSol Technologies (Pvt.) Ltd. would share the following expenses:

Item	Description	Per month (THB)
1.	Cost of working space 87 sq.m. * 300 THB	26,100
2.	Telephone expenses 4 numbers	Actual
3.	Internet broad band service fee 256 Mbps	7,500

Remark :

- The office is not to be used for marketing activities (for examples, demonstrating for potential customers, and etc.). There will be no NetSol's signboard. And, there will be no registration of the working space as one of its business address.
- The contract is for 1 year only from July 1st, 2007 and renewable if agreed by both parties.
- The agreement can be cancelled with 90-day notice.
- The cost as reflected in items 1 and 3 are indicative cost to be used as an offset to services charged to Toyota Leasing by NetSol.
- NetSol shall indemnify and hold Toyota Leasing (Thailand) Co., Ltd. harmless from any liability arising out of or in connection with the business of NetSol with other companies
- Further term and conditions will be as agreed by both parties.

Sign on behalf of	Sign on behalf of
Toyota Leasing (Thailand) Co.,Ltd	NetSol Technologies (Pvt.) Limited
....	....
(Mr. Henry Tolentino)	(Mr. Asad Ghauri)
President	Vice President